CORPORATE ADVISOR
                              ENGAGEMENT AGREEMENT

         AGREEMENT made as of this 1st day of June, 2010 by and between Sun River Energy, Inc. (the "Company"), located at 1410 High Street, Denver, Colorado 80218 and Jason P. Dawkins (the "Advisor"), located at 1125 17th Street, Suite 2300, Denver, CO 80202.

         WHEREAS, the Company desires professional guidance and advice regarding oil and gas Accounting, Financing, Control Processes, Sarbanes Oxley Compliance, and SEC Compliance and desires Advisor to aid it in business matters; and

         WHEREAS, Advisor has expertise in the area of oil and gas Accounting, Financing, Control Processes, Sarbanes Oxley Compliance, and SEC Compliance; and is willing to act as an advisor to the Company upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:

1.       Duties, Scope of Agreement, and Relationship of the Parties

         (a) The company hereby agrees to retain Advisor on its Advisory Board on energy business matters, consistent with Advisor's expertise and ability, and Advisor agrees to consult with the Company during the term of this Agreement. All parties understand that Advisor has many other business interests and will devote as much time as in his discretion as necessary to perform his duties under this Agreement. In addition, the company understands that Advisor's efforts on behalf of his other interests are the sole and separate property of Advisor.

         (b) The services rendered by Advisor to the company pursuant to this Agreement shall be as an independent contractor, and this Agreement does not make Advisor the employee, agent, or legal representative of the Company for any purpose whatsoever, including without limitation, participation in any benefits or privileges given or extended by the Company to its employees. No right or authority is granted to Advisor to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the company, except as may be set forth herein. The company shall not withhold for Advisor any federal or state taxes from the amounts to be paid to Advisor hereunder, and Advisor agrees that he will pay all taxes due on such amounts.

         (c) Advisor agrees to make available to Company its services as an Advisor on an as needed basis on reasonable request. Advisor shall provide planning for and other advisory services as the Company may specifically request. Specific fees for each separate service rendered by Advisor shall be established at the time Advisor is requested to undertake each service.

2.       Compensation

(a) The Company will issue 20,000 shares of restricted common stock to Advisor as a retainer. This retainer is based on Advisor's estimate of the billable hours for services in Fiscal 2010 at a rate of $125.00 per hour for a maximum of 240 hours. The 20,000 shares represent all compensation that shall be paid to the Advisor. Nothing within this agreement shall provide for any additional compensation. Company shall issue said shares within sixty (60) days from the execution of this Agreement by both parties.
(b)

     1. The Shares owned by the Advisor are subject to forfeiture and restrictions on transfer in accordance with the terms and conditions of this Agreement. Subject to the terms of this Agreement, on each month anniversary of the date of this Agreement, one eighth (1/8th) of the Shares shall vest and no longer be subject to the repurchase right set forth herein.

     2. Other than as expressly reserved or restricted by this Agreement, the Advisor shall have all the rights of a stockholder with respect to the Shares unless and until the Company exercises its repurchase rights. The Shareholders may not sell, transfer, alienate pledge or otherwise encumber (i) any Share or fraction thereof, or any interest in a Share or (ii) any other interest in this Agreement, until such Shares are no longer subject to the Company's repurchase rights as set forth herein. Dividends paid with respect to Shares in cash or property other than shares or rights to acquire shares will be paid to the Advisor at the time such dividends are paid to other stockholders. Dividends with respect to Shares paid in shares or rights to acquire shares will be added to and become a part of the Shares.

(c) If the Company intends to exercise its Repurchase Right with respect to such Repurchased Stock, the Company must give Advisor written notice (the "Repurchase Notice") that the Company is exercising its Repurchase Right with respect to the Repurchased Stock, which Repurchase Notice will constitute exercise of the Repurchase Right. The Company may exercise each Repurchase Right with respect to all or any portion, of the Repurchased Stock subject to such Repurchase Right, excepting those shares that have vested under paragraph 2(b)(1) above. The Repurchase Right will not effect shares in the calendar month in which the notice is given, allowing those shares to vest. Such Repurchase Right will expire with respect to the Repurchased Stock subject to such Repurchase Right to the extent not exercised by the Company at the conclusion of the eight month term of this agreement. The price per share for the Repurchased Stock will be $0.001 per share (the "Repurchase Price").

(d) Other forms of compensation may occur depending on the nature of a specific engagement and only upon the mutual agreement of both parties in writing.

3.       Expenses

         The Company shall reimburse Advisor for all pre-approved reasonable and necessary expenses incurred by it in carrying out its duties under this Agreement. Advisor shall submit related receipts and documentation with his request for reimbursement.

4.       Renewal; Termination

         (a) This Agreement shall continue for one calendar year. The Agreement may be terminated by either of the parties at any time with thirty (30) days written notice.

         (b) Subject to the continuing obligations of Advisor under Section 5 below, either party may terminate this Agreement at any time if the other party shall fail to fulfill any material obligation under this Agreement and shall not have cured the breach within 10 days after having received notice thereof.

         Either party may request an extension  of this  agreement  within sixty
(60) days of the term of the agreement. If the Agreement is to be extended it must be done so in writing with the extension to the agreement executed by both parties.

5.       Confidential Information

         (a) "Confidential Information," as used in this Section 5, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. This information includes, without limitation:

               (i)  Trade secret information about the Company and its products;

               (ii) Information concerning the Company's business as the Company has conducted it since the Company's incorporation or as it may conduct it in the future; and

               (iii)Information  concerning any of the Company's past,  current, or possible future products, including (without limitation) information about the Company's research, development, engineering, purchasing, manufacturing, accounting, marketing, selling, or leasing efforts.

         (b) Any information that Advisor reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether Advisor or others originated it and regardless of how it obtained it).

         (c) Except as required in its duties to the Company, Advisor will never, either during or after the term of this Agreement, use or disclose confidential Information to any person not authorized by the Company to receive it for a period of two (2) years after termination of this Agreement. However, information in the possession of Advisor as of the Effective Date of this Agreement, information that is public or becomes public, or information that is required to be disclosed by a bona fide legal authority is exempt from this Agreement.

         (d) If this Agreement is terminated, Advisor will promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in its possession, regardless of who prepared them. The rights of the Company set forth in this Section 5 are in addition to any rights of the Company with respect to protection of trade secrets or confidential information arising out of the common or statutory laws of the State of Colorado or any other state or any country wherein Advisor may from time to time perform services pursuant to this Agreement. This Section 5 shall survive the termination or expiration of this Agreement.


6.       False or Misleading Information

         The Company warrants that it will provide Advisor with accurate financial, corporate, and other data required by Advisor and necessary for full disclosure of all facts relevant to any efforts required of Advisor under this Agreement. Such information shall be furnished promptly upon request. If the Company fails to provide such information, or if any information provided by the Company to Advisor shall be false or misleading, or if the Company omits or fails to provide or withholds relevant material information to Advisor or to any professionals engaged pursuant to paragraph 5(d) above, then, in such event, any and all fees paid hereunder will be retained by Advisor as liquidated damages and this Agreement shall be null and void and Advisor shall have no further obligation hereunder. Further, by execution of this Agreement, the Company hereby indemnifies Advisor from any and all costs for expenses or damages incurred, and holds Advisor harmless from any and all claims and/or actions that may arise out of providing false or misleading information or by omitting relevant information in connection with the efforts required of Advisor under this Agreement.

7.       Advisor's Best efforts and No Warranty of Information

         Advisor shall use its best efforts to use reliable information and scientific techniques associated with the oil and gas business. However, Advisor makes no warranty as to the completeness or interpretation of such information, nor does Advisor warrant the information with regard to errors or omissions contained therein. Any reserve estimates, price calculations, price forecasts, exploration potential predictions or similar information provided by Advisor are, or may well be, estimates only and should not be considered predictions of actual results.

8.       Miscellaneous

     (a) Successors and Assigns. This Agreement is binding on and ensures to the benefit of the Company. Company cannot assign this Agreement without Advisor's written agreement.

     (b) Modification. This Agreement may be modified or amended only by a writing signed by both the Company and Advisor.

     (c) Governing Law. The laws of Colorado will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Colorado court, and both the Company and Advisor hereby consent to the exclusive jurisdiction of that court for this purpose.

     (d) Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

     (e) Waivers. No failure or delay by either the Company or Advisor in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Company or Advisor of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

     (f) Captions. The headings in this Agreement are for convenience only and do not affect this Agreement's interpretation.

     (g)  Entire   Agreement.   This  Agreement   supersedes  all  previous  and
contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.

     (h) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall be effective five days after mailing to the addresses stated below. These addresses may be changed at any time by like notice.

         In the case of the Company:
                           Sun River Energy, LLC
                           Attention: Jay Leaver
                           c/o 1410 High Street
                           Denver, Colorado 80218
                           Ph: 800-669-6511
                           Fx: 888-344-8871
                           E-mail: jleaver@sunriverenergy.com

                    In the case of Advisor:
                           Jason  P.  Dawkins
                           1125  17th Street,  Suite 2300
                           Denver, CO 80202
                           Ph: 303-519-0240
                           Fx: 303-308-1590
                           E-mail: jdawkins@yorkvilleadvisors.com

     (i) Indemnification. Company agrees to indemnify and hold harmless Advisor from any and all claims, actions, liabilities, costs, expenses, including attorney fees arising from claims made against Advisor in connection with Company's possession or use of advice, guidance, materials, information, data or other services provided by Advisor under this Agreement.

     (j) Conflicts of Interest. Company acknowledges that Advisor is engaged in the business of providing petroleum consulting for other oil and gas companies within the United State and Canada. In the event Advisor is requested by Company to provide advice and guidance on or about geographical areas that may create a potential conflict of interest between Advisor's other business matters and the Company's operations, Advisor shall not be required by Company to render advice and guidance on such an area. Company and Advisor shall use their best efforts to notify each other of any potential conflicts of interests. In any event, Advisor's general knowledge that Company plans to engage, or is actively engaging, in oil and gas exploration within an area shall in no way preclude Advisor, or Advisor's business entities, from performing land services or consulting for other oil and gas companies within the same area.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

         "The Company"                               "Advisor"
         SUN RIVER ENERGY, INC.             JASON P. DAWKINS




         By:/s/ Jay Leaver                  By:/s/ Jason P. Dawkins
           -------------------------           --------------------
                Jay Leaver, President              Jason P. Dawkins